 Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the The Oberweis Funds and to the use of our report dated February 24, 2017 on the financial statements and financial highlights of Oberweis Micro-Cap Fund, Oberweis Small-Cap Opportunities Fund, Oberweis Emerging Growth Fund, Oberweis China Opportunities Fund, and Oberweis International Opportunities Fund, each a series of shares of beneficial interest in The Oberweis Funds. Such financial statements and financial highlights appear in the December 31, 2016 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania

April 28, 2017